Exhibit 4

Conformed Copy

$2,250,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

June 22, 2006

among

Consolidated Edison Company

of New York, Inc.

Consolidated Edison, Inc.

Orange and Rockland

Utilities, Inc.

The Banks Party Hereto

and

JPMorgan Chase Bank, N.A.

as Administrative Agent

Citibank, N.A.,

Syndication Agent

The Bank of New York

KeyBank National Association,

Wachovia Bank, N.A.,

Co-Documentation Agents

J.P. Morgan Securities Inc.

and

Citigroup Global Markets Inc.,

Lead Arrangers

ii

COMMITMENT SCHEDULE

PRICING SCHEDULE

EXHIBIT A	–	Note
EXHIBIT B	–	Competitive Bid Quote Request
EXHIBIT C	–	Invitation for Competitive Bid Quotes
EXHIBIT D	–	Competitive Bid Quote
EXHIBIT E	–	Opinion of Counsel for ConEd
EXHIBIT F	–	Opinion of Counsel for Holdings
EXHIBIT G	–	Opinion of Counsel for O&R
EXHIBIT H	–	Opinion of Special Counsel for the Administrative Agent
EXHIBIT I	–	Assignment and Assumption Agreement
EXHIBIT J	–	Designation Agreement
EXHIBIT K	–	Form of Extension Agreement

iii

AMENDED AND RESTATED CREDIT AGREEMENT

AGREEMENT dated as of June 22, 2006 among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., CONSOLIDATED EDISON, INC., ORANGE AND ROCKLAND UTILITIES, INC., the BANKS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Banks party hereto, and the Agents are parties to a Credit Agreement dated as of April 14, 2005 (the “Existing 2005 Agreement”); and

WHEREAS, the parties hereto wish to modify the Existing 2005 Agreement in a number of respects, as more fully set forth below;

NOW, THEREFORE, the parties hereto hereby agree that, on and as of the Effective Date, the Existing 2005 Agreement is hereby amended and restated in its entirety as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Absolute Rates pursuant to Section 2.03.

“Additional Bank” means a Person which becomes a Bank pursuant to Section 2.17 or 2.19

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Bank and returned to the Administrative Agent (with a copy to each Borrower).

“Affiliate” means, with respect to any Borrower, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Borrower (a “Controlling Person”) or (ii) any Person (other than such Borrower or a

Subsidiary of such Borrower) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, Co-Documentation Agents and the Syndication Agent, and “Agents” means any two or more of the foregoing.

“Agreement” means the Existing 2005 Agreement as amended and restated by this Amended Agreement and as the same may be further amended from time to time after the date hereof.

“Amended Agreement” means this Amended and Restated Credit Agreement dated as of June 22, 2006.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Appropriate Share” has the meaning set forth in Section 8.03(d).

“Approved Fund” means any Fund that is administered or managed by (i) a Bank, (ii) an affiliate of a Bank or (iii) an entity or an affiliate of an entity that administers or manages a Bank.

“Availability Share” means, with respect to each Borrower, at any time, the percentage which such Borrower’s Maximum Availability bears to the aggregate Maximum Availabilities of all Borrowers, all determined as of such time.

“Bank” means (i) each bank or other institution listed on the Commitment Schedule, (ii) each Eligible Assignee which becomes a Bank pursuant to Section 9.06(b), (iii) each Person which becomes a Bank pursuant to Section 8.06, 2.17 or 2.19 and (iii) their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Section 2.07(a) or Article 8.

“Borrower” means each of ConEd, Holdings and O&R. References herein to “a Borrower” or “the Borrower” in connection with any Loan or Group of Loans hereunder are to the particular Borrower to which such Loan or Loans are made or proposed to be made.

“Borrower’s 2005 Annual Report” means, (i) with respect to ConEd or Holdings, such Borrower’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC pursuant to the Exchange Act; and (ii) with respect to O&R, which is not required to file periodic reports with the SEC pursuant to the Exchange Act, its audited annual financial statements for 2005 which have been posted on its website: www.oru.com.

“Borrowing” has the meaning set forth in Section 1.03.

“Change of Control” means: (i) with respect to any Borrower, if any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) of 30% or more of the outstanding shares of common stock of Holdings; or, during any period of 12 consecutive calendar months, individuals who were directors of Holdings on the first day of such period shall cease to constitute a majority of Holdings’ board of directors and (ii) with respect to ConEd or O&R, if such Borrower ceases to be a Subsidiary of Holdings.

“Co-Documentation Agent” means each of The Bank of New York, KeyBank National Association and Wachovia Bank, N.A. in its capacity as the co-documentation agent hereunder.

“Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite such Bank’s name on the Commitment Schedule, (ii) with respect to each Additional Bank, the amount of the Commitment assumed by it pursuant to Section 2.17 and (iii) with respect to any Eligible Assignee which becomes a Bank pursuant to Section 9.06(b), the amount of the transferor Bank’s Commitment assigned to it pursuant to Section 9.06(b), in each case as such amount may be changed from time to time pursuant to Section 2.09 or 9.06(b); provided that, if the context so requires, the term “Commitment” means the obligation of a Bank to extend credit up to such amount to the Borrowers hereunder.

“Commitment Schedule” means the Commitment Schedule attached hereto.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.01(a); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Competitive Bid Absolute Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Absolute Rate Loan” means a loan made or to be made by a Bank pursuant to an Absolute Rate Auction.

“Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to each Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to each Borrower and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid LIBOR Loans, on the one hand, and its Competitive Bid Absolute Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid LIBOR Loan” means a loan made or to be made by a Bank pursuant to a LIBOR Auction (including any such loan bearing interest at the Base Rate pursuant to Section 8.01).

“Competitive Bid Loan” means a Competitive Bid LIBOR Loan or a Competitive Bid Absolute Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Competitive Bid Quote” means an offer by a Bank to make a Competitive Bid Loan in accordance with Section 2.03.

“ConEd” means Consolidated Edison Company of New York, Inc., a New York corporation, all of the common stock of which is owned by Holdings, and its successors.

“Consolidated Debt” means, with respect to a Borrower, at any date, the Debt (other than Non-recourse Debt) of such Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, with respect to a Borrower, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of such Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Total Capital” means, with respect to a Borrower, at any date, the sum of (x) Consolidated Debt plus (y) consolidated stockholders’ equity of such Borrower and its Consolidated Subsidiaries (including for this purpose any amount attributable to stock which is required to be redeemed or is redeemable at the option of the holder, if certain events or conditions occur or exist or otherwise), in each case determined at such date.

“Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if its Commitment has terminated, the aggregate outstanding principal amount of its Loans and Letter of Credit Liabilities at such time.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with GAAP, (v) all non-contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person, and (vii) all Guarantees by such Person of Debt of another Person (each such Guarantee to constitute Debt in an amount equal to the amount of such other Person’s Debt Guaranteed thereby).

“Default” means, with respect to a Borrower, any condition or event which constitutes an Event of Default with respect to such Borrower or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Designated Lender” means, with respect to any Designating Bank, an Eligible Designee designated by it pursuant to Section 9.07(a) as a Designated Lender for purposes of this Agreement.

“Designating Bank” means, with respect to each Designated Lender, the Bank that designated such Designated Lender pursuant to Section 9.07(a).

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to each Borrower and the Administrative Agent.

“Effective Date” means the date this Amended Agreement becomes effective in accordance with Section 3.01.

“Electric and/or Steam Stranded Cost” means charges in respect of prior utility investments and commitments, including investments in generating plants, commitments for decommissioning of generating plants, and charges under contracts for power and energy.

“Eligible Assignee” means (i) a Bank; (ii) an affiliate of a Bank; (iii) an Approved Fund; and (iv) any other Person (other than a natural Person) approved by the Administrative Agent, the Issuing Bank and, unless (x) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (y) an Event of Default has occurred and is continuing with respect to such Borrower, each Borrower (each such approval not to be unreasonably withheld or delayed). If the consent of a Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in paragraph (b)(i) of Section 9.06), such Borrower shall be deemed to have given its consent five Domestic Business Days after the date notice thereof has been delivered by the assigning Bank (through the Administrative Agent) unless such consent is expressly refused by such Borrower prior to such fifth Domestic Business Day.

“Eligible Designee” means a special purpose corporation that (i) is organized under the laws of the United States or any state thereof, (ii) is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and (iii) issues (or the parent of which issues) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including (without limitation) ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means with respect to a Borrower, such Borrower, any Subsidiary of such Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Borrower or any Subsidiary of such Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to each Borrower and the Administrative Agent.

“Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.06(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reference Banks” means the principal London offices of Citibank, N.A. and JPMorgan Chase Bank, N.A.

“Euro-Dollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Events of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing 2003 Agreement” means the $562,500,000 3-Year Credit Agreement (as amended from time to time) dated as of November 26, 2003 among ConEd, Holdings, O&R, the banks party thereto and JPMorgan Chase Bank, N.A., as agent for such banks.

“Existing 2005 Agreement” has the meaning set forth in the recitals hereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“FERC” means the Federal Energy Regulatory Commission.

“Fiscal Quarter” means, with respect to a Borrower, a fiscal quarter of such Borrower.

“Fiscal Year” means, with respect to a Borrower, a fiscal year of such Borrower.

“Fixed Rate Loans” means Euro-Dollar Loans or Competitive Bid Loans (excluding Competitive Bid LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or both.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means, with respect to a Borrower, generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by such Borrower’s independent public accountants) with the most recent audited consolidated financial statements of such Borrower and its Consolidated Subsidiaries delivered to the Banks.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans to a single Borrower which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans to a single Borrower having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by virtue of an agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) to reimburse a bank for amounts drawn under a letter of credit for the purpose of paying such Debt or (iii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives and by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Holdings” means Consolidated Edison, Inc. a New York corporation and the sole common shareholder of each of ConEd and O&R.

“Increased Commitments” has the meaning set forth in Section 2.17(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Period” means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would end after the Termination Date shall end on the Termination Date;

(2) with respect to each Competitive Bid LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

(c) any Interest Period which would end after the Termination Date shall end on the Termination Date; and

(3) with respect to each Competitive Bid Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than 7 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall, subject to clause (b) below, be extended to the next succeeding Euro-Dollar Business Day; and

(b) any Interest Period which would end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means JPMorgan Chase Bank, N.A. or any other Bank designated by a Borrower that may agree to issue letters of credit hereunder pursuant to an instrument in form reasonably satisfactory to the Administrative Agent, each in its capacity as an issuer of a Letter of Credit hereunder.

“Letter of Credit” means a letter of credit to be issued hereunder by an Issuing Bank.

“Letter of Credit Liabilities” means, for any Bank and at any time, such Bank’s ratable participation in the sum of (x) the aggregate amount then owing by all Borrowers in respect of amounts paid by the Issuing Bank upon a drawing under a Letter of Credit issued hereunder and (y) the aggregate amount then available for drawing under all outstanding Letters of Credit.

“Letter of Credit Termination Date” means the fifth Domestic Business Day prior to the Termination Date.

“LIBOR Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For purposes hereof, a Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Committed Loan or a Competitive Bid Loan and “Loans” means Committed Loans or Competitive Bid Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.06(b).

“Material Adverse Effect” means, with respect to a Borrower, (i) a material adverse effect upon the business, financial condition or results of operations of such Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of such Borrower to perform its obligations under this Agreement and the Notes; or (iii) a material adverse effect on the rights and remedies of the Administrative Agent, the Issuing Bank and the Banks under this Agreement and the Notes.

“Material Debt” means, with respect to a Borrower, Debt (except (i) Debt of such Borrower outstanding hereunder and (ii) Non-recourse Debt) of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal or face amount exceeding $150,000,000.

“Material Financial Obligations” means, with respect to a Borrower, a principal or face amount of Debt (other than (i) the Loans to such Borrower and (ii) Non-recourse Debt) and/or payment or collateralization obligations in respect of Derivatives Obligations of such Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $150,000,000.

“Material Plan” means, at any time, a Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000.

“Material Subsidiary” means, with respect to a Borrower, at any time, any Subsidiary of the Borrower that is a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC (17 C.F.R. §210.1-02(w) (or any successor provision)), but treating all references therein to the “registrant” as references to the Borrower).

“Maximum Availability” means, subject to Section 6.01 and Section 2.17(f), (i) for ConEd, the lesser of the aggregate amount of the Commitments or $1,500,000,000; (ii) for Holdings, the lesser of the aggregate amount of the Commitments or $1,000,000,000 and (iii) for O&R, the lesser of the aggregate amount of the Commitments or $200,000,000; provided, however, that ConEd may elect to increase its Maximum Availability to an amount up to the aggregate amount of the Commitments, such increase to be effective upon delivery to the Administrative Agent of evidence reasonably satisfactory to it that such increase has received all necessary regulatory approvals to borrow such increased amount hereunder. The Administrative Agent shall promptly notify the Banks of the effectiveness of any such increase.

“Multiemployer Plan” means, at any time, an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Non-recourse Debt” of any Person means Debt secured by a Lien on one or more assets or rights to receive revenue in respect of Electric and/or Steam Stranded Cost of such Person where the rights and remedies of the holder of such Debt in respect of such Debt do not extend to any other assets or rights to receive revenue in respect of Electric and/or Steam Stranded Cost of such Person (including, with respect to Holdings and O&R, Liens relating to $46,300,000 aggregate principal amount of 5.22% Transition Bonds, Series 2004-1 of Rockland Electric Company Transition Funding LLC) and, if such Person is organized under the laws of or doing business in the United States or any political subdivision thereof or therein, as to which such holder has effectively waived (or subordinated in favor of the Banks) such holder’s right to make the election provided under 11 U.S.C. § 1111(b)(1)(A).

“Notes” means promissory notes of a Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of such Borrower to repay the Loans made to it, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.07.

“O&R” means Orange and Rockland Utilities, Inc., a New York corporation and wholly-owned Subsidiary of Holdings, and its successors.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Bank’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.06(b).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means, at any time, an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule for the Borrowers attached hereto.

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate. Each change in the Prime Rate shall be effective from and including the day such change is publicly announced.

“PSC” means the New York State Public Service Commission.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligation” has the meaning specified in Section 2.18(c).

“Required Banks” means, at any time, Banks having more than 50% in aggregate amount of the Credit Exposures at such time.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“SEC” means the Securities and Exchange Commission.

“Securitization Act” means P.L. 2002. ch. 84, N.J.S.A.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, “Subsidiary” means a Subsidiary of a Borrower.

“Syndication Agent” means Citibank, N.A. in its capacity as syndication agent in respect of this Agreement.

“Termination Date” means, as to any Bank, June 22, 2011, or such later date to which the Termination Date may be extended with respect to such Bank pursuant to Section 2.19, or if any such date is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

“Total Outstanding Amount” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans of the Borrowers (including both Committed Loans and Competitive Bid Loans) determined at such time after giving effect, if one or more Loans are being made at such time, to any substantially concurrent application of the proceeds thereof to repay one or more other Loans plus, without duplication, (ii) the aggregate amount of the Letter of Credit Liabilities of all Banks at such time.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if a Borrower notifies the Administrative Agent that such Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP after the date hereof (or if the Administrative Agent notifies a Borrower that the Required Banks wish to amend any provision hereof for such purpose), then such provision shall be applied with respect to such Borrower on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrowers and the Required Banks.

Section 1.03. Types of Borrowings. The term “Borrowing” denotes (i) the aggregation of Loans made or to be made to the same Borrower by one or more Banks pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period or (ii) if the context so requires, the borrowing of such Loans. Borrowings are classified for purposes hereof either (i) by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or (ii) by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01(a) in which all Banks participate in proportion to their Commitments, while a “Competitive Bid Borrowing” is a Borrowing under Section 2.03 in which one or more Banks participate on the basis of their bids).

ARTICLE 2

THE CREDITS

Section 2.01. Commitments.

(a) Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to each Borrower pursuant to this Section from time to time during the Revolving Credit Period; provided that, immediately after each such loan is made, (i) the aggregate outstanding principal amount of such Bank’s Committed Loans to all Borrowers plus the aggregate amount of such Bank’s Letter of Credit Liabilities shall not exceed its Commitment, (ii) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower and (iii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments. Within the foregoing limits, the Borrower may borrow under this subsection, prepay Loans to the extent permitted by Section 2.10 and reborrow at any time during the Revolving Credit Period under this subsection. Loans made to any Borrower shall be the several obligations of such Borrower.

(b) Minimum Amounts. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available within the limitations set forth above) and shall be made from the several Banks ratably in proportion to their respective Commitments.

Section 2.02. Notice of Committed Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing and (y) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(a) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

(b) the aggregate amount of such Borrowing;

(c) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(d) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03. Competitive Bid Borrowings. (a) The Competitive Bid Option. In addition to Committed Borrowings pursuant to Section 2.01(a), each Borrower may, as set forth in this Section, request the Banks to make offers to make Competitive Bid Loans to such Borrower from time to time during the Revolving Credit Period. The Banks may, but shall have no obligation to, make such offers and such Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile a Competitive Bid Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day before the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Absolute Rate.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Competitive Bid Quote Request.

(c) Invitation for Competitive Bid Quotes. Promptly after receiving a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks by telex or facsimile an Invitation for Competitive Bid Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) Submission and Contents of Competitive Bid Quotes. (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.03(d) and must be submitted to the Administrative Agent by telex or facsimile at its address specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour before the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes before the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall not be revocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii) Each Competitive Bid Quote shall be substantially in the form of Exhibit D hereto and shall in any case specify:

(A) the proposed date of Borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/10,000 of 1%) to be added to or subtracted from the applicable London Interbank Offered Rate,

(D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000 of 1%) (the “Competitive Bid Absolute Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection 2.03(d)(ii) above;

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection 2.03(d)(i).

(e) Notice to Borrower. The Administrative Agent shall promptly notify the Borrower of the terms of (i) any Competitive Bid Quote submitted by a Bank that is in accordance with Section 2.03(d) and (ii) any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Competitive Bid

Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Acceptance and Notice by Borrower. Not later than 10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day before the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non-acceptance of the offers of which it has been so notified pursuant to Section 2.03(e). In the case of acceptance, such notice to the Administrative Agent (a “Notice of Competitive Bid Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each Competitive Bid Borrowing may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

(ii) the principal amount of each Competitive Bid Borrowing must be $5,000,000 or a larger multiple of $1,000,000;

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Absolute Rates, as the case may be;

(iv) the Borrower may not accept any offer that is described in subsection 2.03(d)(iii) or that otherwise fails to comply with the requirements of this Agreement; and

(v) immediately after such Competitive Bid Borrowing is made, (i) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower and (ii) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments..

(g) Allocation by Administrative Agent. If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Absolute

Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Banks; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address.

(c) Unless the Administrative Agent shall have received notice from a Bank before the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.04(b) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) if such amount is repaid by the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable to such Borrowing pursuant to Section 2.06 and (ii) if such amount is repaid by such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, the Borrower shall not be required to repay such amount and the amount so repaid by such Bank shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

Section 2.05. Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date of the applicable Bank.

(b) Each Competitive Bid Loan included in any Competitive Bid Borrowing shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable to such Borrowing.

Section 2.06. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Payment Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

The “London Interbank Offered Rate” applicable to any Interest Period means the BBA LIBOR Rate appearing on Reuters Telerate Successor Page 3750 (or on any successor or substitute page of such provider, or any successor to or substitute for such provider, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time), two Euro-Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” applicable to such Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

(c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause 8.01(a) or 8.01(b) shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d) Subject to Section 8.01, each Competitive Bid LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.06(b) as if the related Competitive Bid LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan. Each Competitive Bid Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Absolute Rate quoted by the Bank making such Loan. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Competitive Bid Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each Euro-Dollar Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Euro-Dollar Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Euro-Dollar Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 8.01 shall apply.

Section 2.07. Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.07(d) and the provisions of Article 8), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.12 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $5,000,000 (unless such portion is comprised of Base Rate Loans). If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.07(a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d) The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, Euro-Dollar Loans if (i) the aggregate principal amount of any Group of Euro-Dollar Loans created or continued as a result of such election would be less than $5,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e) If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

Section 2.08. Fees. (a) Each Borrower shall pay to the Administrative Agent, for the account of the Banks ratably in proportion to their Credit Exposures, a facility fee calculated for each day at the Facility Fee Rate for such day (determined in accordance with the Pricing Schedule) on such Borrower’s allocated share of the aggregate amount of the Credit Exposures on such day. For this purpose, and solely for this purpose, there shall be allocated to each Borrower a portion of the aggregate Credit Exposures equal to the sum of (i) the aggregate outstanding principal amount of all Loans to, and Letter of Credit Liabilities for the account of, such Borrower at such date and (ii) such Borrower’s Availability Share of the excess, if any, at such date of the aggregate amount of the Commitments over the Total Outstanding Amount. Such facility fee shall accrue for each day from and including the Effective Date to but excluding the day on which the Credit Exposures are reduced to zero.

(b) The Borrower shall pay (i) to the Administrative Agent for the account of the Banks ratably a letter of credit fee accruing daily on the aggregate undrawn amount of all outstanding Letters of Credit at a rate per annum equal to the Euro-Dollar Margin for such day and (ii) to each Issuing Bank for its own account, a letter of credit fronting fee accruing daily on the aggregate amount then available for drawing under all Letters of Credit issued by such Issuing Bank at such rate as may be mutually agreed between the Borrower and such Issuing Bank from time to time.

(c) Fees accrued for the account of the Banks under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the day on which the Commitments terminate in their entirety (and, if later, on the day on which the Credit Exposures are reduced to zero). Any overdue fees accrued for the account of the Banks under this Section shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

Section 2.09. Termination or Reduction of Commitments. (a) The Borrowers may, upon at least three Domestic Business Days’ irrevocable notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letter of Credit Liabilities are outstanding at such time, or (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Total Outstanding Amount. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof.

(b) Unless previously terminated, each Bank’s Commitment shall terminate on the Termination Date applicable to such Bank.

Section 2.10. Optional Prepayments. (a) Subject in the case of Fixed Rate Loans to Section 2.12, the Borrower may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans (or any Competitive Bid Borrowing bearing interest at the Base Rate pursuant to Section 8.01) or (ii) upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Competitive Bid Borrowing).

(b) Except as provided in Section 2.10(a) above, the Borrower may not prepay all or any portion of the principal amount of any Competitive Bid Loan before the maturity thereof.

(c) Promptly after receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

Section 2.11. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address specified in or pursuant to Section 9.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or any payment of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Competitive Bid Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.06(c), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.07(c) or 2.10(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.13. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.14. Notes. (a) Each Borrower hereby agrees that, upon the request of any Bank at any time, such Bank’s Loans shall be evidenced by a promissory note or notes of such Borrower (each a “Note”), substantially in the form of Exhibit A hereto, payable to the order of such Bank and representing the obligation of such Borrower to pay the unpaid principal amount of the Loans made to such Borrower by such Bank, with interest as provided herein on the unpaid principal amount from time to time outstanding.

(b) Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Bank’s failure to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

Section 2.15. Regulation D Compensation. If and so long as a reserve requirement of the type described in the definition of “Euro-Dollar Reserve Percentage” is prescribed by the Board of Governors of the Federal Reserve System (or any successor), each Bank subject to such requirement may require the Borrower to pay, contemporaneously with each payment of interest on each of such Bank’s Euro-Dollar Loans, additional interest on such Euro-Dollar Loan at a rate per annum determined by such Bank up to but not exceeding the excess of (i) (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank to such Borrower shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Bank gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

Section 2.16. Change of Control. If a Change of Control shall occur with respect to any Borrower, (i) such Borrower will, promptly after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and (ii) each Bank may, by three Domestic Business Days’ notice to such Borrower and the Administrative Agent given not later than 60 days after such notice of Change of Control is received, terminate its Commitment as to such Borrower, which shall thereupon be terminated, and declare the Loans to such Borrower held by it (together with accrued interest thereon) and any other amounts payable hereunder for its account to be, and such Loans and such other amounts shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower.

Section 2.17. Increased Commitments; Additional Banks.

(a) From time to time the Borrowers may, upon at least five Domestic Business Days’ notice to the Administrative Agent (which shall promptly provide a copy of such notice to the Banks), increase the aggregate amount of the Commitments by an amount not less than $25,000,000 (the amount of any such increase, the “Increased Commitments”).

(b) To effect such an increase, the Borrowers may designate one or more of the existing Banks or other financial institutions reasonably acceptable to the Administrative Agent, each Issuing Bank and the Borrowers which at the time agree to (i) in the case of any such Person that is an existing Bank, increase its Commitment and (ii) in the case of any other such Person, become a party to this Agreement with a Commitment of not less than $5,000,000.

(c) Any increase in the Commitments pursuant to this Section 2.17 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such increase, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

(iii) after giving effect to such increase, the aggregate amount of all increases in Commitments made pursuant to this Section 2.17 shall not exceed $500,000,000.

(d) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall become effective upon the receipt by the Administrative

Agent of (i) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrowers, by each Additional Bank and by each other Bank whose Commitment is to be increased, setting forth the new Commitments of such Banks and setting forth the agreement of each Additional Bank to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the Increased Commitments and such opinions of counsel for the Borrowers with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) a certificate of the Borrowers stating that the conditions set forth in subsection (c) above have been satisfied.

(e) Upon any increase in the aggregate amount of the Commitments pursuant to this Section 2.17, (i) the respective Letter of Credit Liabilities of the Banks shall be redetermined as of the effective date of such increase and (ii) within five Domestic Business Days, in the case of Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of Euro-Dollar Loans then outstanding, the Borrowers shall prepay or repay such Loans in their entirety and, to the extent the Borrowers elect to do so and subject to the conditions specified in Article 3, the Borrowers shall reborrow Committed Loans from the Banks in proportion to their respective Commitments after giving effect to such increase, until such time as all outstanding Committed Loans are held by the Banks in such proportion.

(f) An increase in the aggregate amount of the Commitments pursuant to this Section 2.17 shall result in an increase to the Maximum Availability of each Borrower such that the ratio of (x) the Maximum Availability of each Borrower to the Commitments prior to the Increased Commitments is consistent with the ratio of (y) the Maximum Availability of each Borrower to the Commitments after the Increased Commitments.

Section 2.18. Letters of Credit.

(a) Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof, each Issuing Bank agrees to issue Letters of Credit from time to time on a date not less than 30 days prior to the Termination Date upon the request of each Borrower; provided that, immediately after each Letter of Credit is issued, (A) the Total Outstanding Amount shall not exceed the aggregate amount of the Commitments, and (B) the aggregate outstanding principal amount of Loans to any Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower shall not exceed the Maximum Availability of such Borrower. Upon the date of issuance by an Issuing Bank of a Letter of Credit, the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit and the related Letter of Credit Liabilities in the proportion its respective Commitment bears to the aggregate Commitments.

(b) Method for Issuance; Terms; Extensions.

(i) The Borrower shall give the Issuing Bank notice at least three Domestic Business Days (or such shorter notice as may be acceptable to the Issuing Bank in its discretion) prior to the requested issuance of a Letter of Credit (or, in the case of renewal or extension, prior to the Issuing Bank’s deadline for notice of nonextension) specifying the date such Letter of Credit is to be issued, and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby (such notice, including any such notice given in connection with the extension of a Letter of Credit, a “Notice of Issuance”). Upon receipt of a Notice of Issuance, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Bank of the contents thereof and of the amount of such Bank’s participation in such Letter of Credit.

(ii) The obligation of the Issuing Bank to issue each Letter of Credit shall, in addition to the conditions precedent set forth in Section 3.02 be subject to the conditions precedent that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to the Issuing Bank and that the Borrower shall have executed and delivered such other customary instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested. The Borrower shall also pay to the Issuing Bank for its own account issuance, drawing, amendment, settlement and extension charges, if any, in the amounts and at the times as agreed between the Borrower and the Issuing Bank.

(iii) The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit, and if any Letter of Credit contains a provision pursuant to which it is deemed to be extended unless notice of termination is given by the Issuing Bank, the Issuing Bank shall timely give such notice of termination unless it has theretofore timely received a Notice of Issuance and the other conditions to issuance of a Letter of Credit have also theretofore been met with respect to such extension. Each Letter of Credit shall expire at or before the close of business on the date that is one year after such Letter of Credit is issued (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that (i) a Letter of Credit may contain a provision pursuant to which it is deemed to be extended on an annual basis unless notice of termination is given by the Issuing Bank and (ii) in no event will a Letter of Credit expire (including pursuant to a renewal or extension thereof) on a date later than the Letter of Credit Termination Date.

(c) Payments; Reimbursement Obligations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid as a result of such demand or drawing and the date such payment is to be made by the Issuing Bank (the “Payment Date”). The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any amounts paid by the Issuing Bank upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind. Such reimbursement shall be due on the Payment Date; provided that no such payment shall be due from the Borrower any earlier than the date of receipt by it of notice of its obligation to make such payment (or, if such notice is received by the Borrower after 10:00 A.M. (New York City time) on any date, on the next succeeding Domestic Business Day); and provided further that if and to the extent any such reimbursement is not made by the Borrower in accordance with this clause (i) or clause (ii) below on the Payment Date, then (irrespective of when notice thereof is received by the Borrower), such reimbursement obligation shall bear interest, payable on demand, for each day from and including the Payment Date to but not including the date such reimbursement obligation is paid in full at a rate per annum equal to the rate applicable to Base Rate Loans for such day.

(ii) If the Commitments remain in effect on the Payment Date, all such amounts paid by the Issuing Bank and remaining unpaid by the Borrower after the date and time required by Section 2.18(c)(i) (a “Reimbursement Obligation”) shall, if and to the extent that the amount of such Reimbursement Obligation would be permitted as a Borrowing of Committed Loans pursuant to Section 3.02, and unless the Borrower otherwise instructs the Administrative Agent by not less than one Domestic Business Day’s prior notice, convert automatically to Base Rate Loans on the date such Reimbursement Obligation arises. The Administrative Agent shall, on behalf of the Borrower (which hereby irrevocably directs the Administrative Agent so to act on its behalf), give notice no later than 12:00 Noon (New York City time) on such date requesting each Bank to make, and each Bank hereby agrees to make, a Base Rate Loan, in an amount equal to such Bank’s Percentage of the Reimbursement Obligation with respect to which such notice relates. Each Bank shall make such Loan available to the Administrative Agent at its address referred to in Section 9.01 in immediately available funds, not later than 2:00 P.M. (New York City time), on the date specified in such notice. The Administrative Agent shall pay the proceeds of such Loans to the Issuing Bank, which shall immediately apply such proceeds to repay the Reimbursement Obligation.

(iii) To the extent the Reimbursement Obligation is not refunded by a Bank pursuant to clause (ii) above, such Bank will pay to the Administrative Agent, for the account of the Issuing Bank, immediately upon the Issuing Bank’s demand at any time during the period commencing after such Reimbursement Obligation arises until reimbursement therefor in full by the Borrower, an amount equal to such Bank’s Percentage of such Reimbursement Obligation, together with interest on such amount for each day from the date of the Issuing Bank’s demand for such payment (or, if such demand is made after 1:00 P.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date of payment by such Bank of such amount at a rate of interest per annum equal to the Federal Funds Rate for the first three Domestic Business Days after the date of such demand and thereafter at a rate per annum equal to the Base Rate for each additional day. The Issuing Bank will pay to each Bank ratably all amounts received from the Borrower for application in payment of its Reimbursement Obligations in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Issuing Bank in respect of such Letter of Credit pursuant hereto; provided that in the event such payment received by the Issuing Bank is required to be returned, such Bank will return to the Issuing Bank any portion thereof previously distributed to it by the Issuing Bank.

(d) Obligations Absolute. The obligations of the Borrower and each Bank under subsection (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto, provided by any party affected thereby;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), any Bank (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(vi) payment under a Letter of Credit against presentation to the Issuing Bank of documents that do not comply with the terms of such Letter of Credit;

(vii) any termination of the Commitments prior to, on or after the Payment Date for any Letter of Credit, whether at the scheduled termination thereof, by operation of Section 6.01 or otherwise; or

(viii) any other act or omission to act or delay of any kind by any Bank (including the Issuing Bank), the Administrative Agent or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (viii), constitute a legal or equitable discharge of or defense to the Borrower’s or the Bank’s obligations hereunder;

provided, that this Section 2.18(d) shall not limit the rights of the Borrower under Section 2.18(e)(ii).

(e) Indemnification; Expenses.

(i) The Borrower hereby indemnifies and holds harmless each Bank (including each Issuing Bank) and the Administrative Agent from and against any and all claims, damages, losses, liabilities, costs or expenses which it may reasonably incur in connection with a Letter of Credit issued pursuant to this Section 2.17; provided that the Borrower shall not be required to indemnify any Bank, or the Administrative Agent, for any claims, damages, losses, liabilities, costs or expenses, to the extent found by a court of competent jurisdiction to have been caused by the gross negligence or willful misconduct of such Person.

(ii) None of the Banks (including, subject to subsection (g) below, an Issuing Bank) nor the Administrative Agent nor any of their officers or directors or employees or agents shall be liable or responsible, by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit, including without limitation any of the circumstances enumerated in subsection (d) above; provided that, notwithstanding Section 2.18(d), the Borrower shall have a claim for direct (but not consequential) damage suffered by it, to the extent finally determined by a court of competent jurisdiction to have been caused by (x) the Issuing Bank’s gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit complied with the terms of such Letter of Credit or (y) the Issuing Bank’s failure to pay under any Letter of Credit after the presentation to it of documents strictly complying with the terms and conditions of the Letter of Credit. The parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(iii) Nothing in this subsection (e) is intended to limit the obligations of the Borrower under any other provision of this Agreement. To the extent the Borrower does not indemnify an Issuing Bank as required by this subsection, the Banks agree to do so ratably in accordance with their Commitments.

(f) Stop Issuance Notice. If the Required Banks reasonably determine at any time that the conditions set forth in Section 3.02 would not be satisfied in respect of a Borrowing at such time, then the Required Banks may request that the Administrative Agent issue a “Stop Issuance Notice”, and the Administrative Agent shall issue such notice to each Issuing Bank. Such Stop Issuance Notice shall be withdrawn upon a determination by the Required Banks that the circumstances giving rise thereto no longer exist. No Letter of Credit shall be issued while a Stop Issuance Notice is in effect. The Required Banks may request issuance of a Stop Issuance Notice only if there is a reasonable basis therefor, and shall consider reasonably and in good faith a request from the Borrower for withdrawal of the same on the basis that the conditions in Section 3.02 are satisfied, provided that the Administrative Agent and the Issuing Banks may and shall conclusively rely upon any Stop Issuance Notice while it remains in effect.

(g) If the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to or entered into by the Issuing Bank relating to any Letter of Credit are not consistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control, provided that, to the extent the Issuing Bank so agrees in such other documentation, its liabilities and responsibilities in connection with a Letter of Credit may be governed thereby rather than by subsection (e)(ii), but such agreement by the Issuing Bank may not directly or indirectly alter the rights and obligations of any other Bank under this Agreement.

Section 2.19. Extension Option. (a) The Termination Date may be extended in the manner set forth in this Section for a period of one year from the Termination Date then in effect. If the Borrowers wish to request an extension of the Termination Date, the Borrowers shall give written notice to that effect to the Administrative Agent not less than 30 days nor more than 90 days prior to each anniversary of the date hereof that occurs on or prior to the Termination Date then in effect, whereupon the Administrative Agent shall promptly notify each of the Banks of such request. Each Bank will use its best efforts to respond to such request, whether affirmatively or negatively, as it may elect in its sole and absolute discretion, within 30 days of such notice to the Administrative Agent. If any Bank shall not have responded affirmatively within such 30-day period, such Bank shall be deemed to have rejected the Borrowers’ proposal to extend its Commitment and only the Commitments of those Banks which have responded affirmatively shall be extended.

(b) Any extension of the Commitments pursuant to this Section 2.19 shall be subject to satisfaction of the following conditions:

(i) before and after giving effect to such extension, all representations and warranties contained in Article 4 shall be true;

(ii) at the time of such extension, no Default shall have occurred and be continuing or would result from such extension; and

(iii) receipt by the Administrative Agent of counterparts of an Extension Agreement in substantially the form of Exhibit K hereto (the “Extension Agreement”) duly completed and signed by the Borrowers, the Administrative Agent and all of the Banks which have responded affirmatively, which Banks shall have more than 50% of the aggregate amount of the Commitments.

(c) If any Bank rejects, or is deemed to have rejected, the Borrowers’ proposal to extend its Commitment, (A) such Bank’s Commitment shall terminate on the Termination Date then in effect with respect to such Bank, (B) the Borrowers shall pay to such Bank on such Termination Date any amounts due and payable to such Bank on such date and (C) the Borrowers may, if they so elect, designate a Person not theretofore a Bank and acceptable to the Administrative Agent to become a Bank, or agree with an existing Bank that such Bank’s Commitment shall be increased, provided that any designation or agreement may not increase the aggregate amount of the Commitments. Upon execution and delivery by the Borrowers and such Bank or Additional Bank of an instrument of assumption in form and amount satisfactory to the Administrative Agent and execution and delivery of the Extension Agreement pursuant to Section 2.19(a), such existing Bank shall have a Commitment as therein set forth or such other Person shall become a Bank with a Commitment as therein set forth and all the rights and obligations of a Bank with such a Commitment hereunder. On the date of termination of any Bank’s Commitment as contemplated by this subsection (b), the respective participations of the other Banks in all outstanding Letters of Credit shall be redetermined on the basis of their respective Commitments after giving effect to such termination, and the participation therein of the Bank whose Commitment is terminated shall terminate; provided that the Borrowers shall, if and to the extent necessary to permit such redetermination of participations in Letters of Credit within the limits of the Commitments which are not terminated, prepay on such date a portion of the outstanding Loans and/or secure cancellation of outstanding Letters of Credit, and such redetermination and termination of participations in outstanding Letters of Credit shall be conditioned upon their having done so.

(d) The Administrative Agent shall promptly notify the Banks of the effectiveness of each extension of the Commitments pursuant to this Section 2.19.

ARTICLE 3

CONDITIONS

Section 3.01. Effectiveness. This Amended Agreement shall become effective on the date the Administrative Agent shall have received:

(a) counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Administrative Agent shall have received in form satisfactory to it telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

(b) the opinions of the General Counsel or Vice President – Legal Services of each Borrower substantially in the form of Exhibits E, F and G hereto, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c) an opinion of Davis Polk & Wardwell, special counsel for the Administrative Agent, substantially in the form of Exhibit H hereto, dated the Effective Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(d) evidence satisfactory to it that all filings, consents and approvals, if any, required to be made with, or obtained from, any governmental authority in connection with the transactions contemplated hereby shall have been made or obtained and shall be, in each case, in full force and effect on and as of the Effective Date;

(e) all documents the Administrative Agent may reasonably request relating to the existence of the Borrowers, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent; and

(f) the Administrative Agent shall have received evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under, and of surrender for cancellation of any letter of credit outstanding under, the Existing 2003 Agreement;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than June 22, 2006. The Administrative Agent shall promptly notify the Borrowers and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

The Banks that are parties to the Existing 2003 Agreement comprising the “Required Banks” as defined in the Existing 2003 Agreement, and the Borrowers agree that the commitments under the Existing 2003 Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Amended Agreement and that the accrued facility fees thereunder to but excluding the date of such effectiveness shall be payable on the date of such effectiveness.

On the Effective Date, the Existing 2005 Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the Effective Date shall continue to be governed by the provisions of the Existing 2005 Agreement. The Administrative Agent shall promptly notify the Borrowers and each Bank of the effectiveness of this Amended Agreement, and such notice shall be conclusive and binding on all parties hereto.

With effect from and including the Effective Date, the Commitment of each Bank shall be the amount set forth opposite the name of such Bank in the Commitment Schedule attached hereto. On the Effective Date, any Bank party to the Existing 2005 Agreement which is not listed in the Commitment Schedule attached hereto (each, an “Exiting Bank”) shall cease to be a Bank party to the Existing 2005 Agreement, and all accrued fees and other amounts payable under the Existing 2005 Agreement for the account of each Exiting Bank shall be due and payable on such date; provided that the provisions of Sections 8.03, 8.04 and 9.03 of the Existing 2005 Agreement shall continue to inure to the benefit of each Exiting Bank after the Effective Date. The participation of an Exiting Bank in each outstanding Letter of Credit shall terminate on the Effective Date, and the participating interests of each other Bank shall be redetermined on the basis of the Commitments under this Amendment Agreement as if such Letter of Credit had been issued on the Effective Date.

Section 3.02. Borrowings and Issuances of Letters of Credit. The obligation of any Bank to make a Loan on the occasion of any Borrowing, and the obligation of an Issuing Bank to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) receipt by the Administrative Agent of a (i) Notice of Borrowing as required by Section 2.02 or Section 2.03, as the case may be or (ii) a Notice of Issuance as required by Section 2.18(b);

(b) the fact that, immediately after such Borrowing or issuance (or renewal or extension), (i) the Total Outstanding Amount will not exceed the aggregate amount of the Commitments, and (ii) the aggregate outstanding principal amount of the Loans made to each Borrower plus the aggregate amount of Letter of Credit Liabilities for the account of such Borrower will not exceed such Borrower’s Maximum Availability;

(c) the fact that, immediately before and after such Borrowing or issuance (or renewal or extension), no Default with respect to the Borrower shall have occurred and be continuing;

(d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of any such Borrowing or issuance subsequent to the Effective Date, those contained in Section 4.04(b)) shall be true on and as of the date of such Borrowing or issuance (or renewal or extension); and

(e) the fact that immediately after any such Borrowing by ConEd or O&R, the aggregate outstanding principal amount of the Loans made to ConEd or O&R, as the case may be, under this Agreement, which aggregated with any other financing covered by the same authorization, will not exceed the applicable amounts authorized, as of such date, by the PSC or the FERC to be borrowed by such Borrower.

Each Borrowing or issuance of any Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in the foregoing clauses 3.02(b), 3.02(c), 3.02(d) and 3.02(e).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants that:

Section 4.01. Corporate Existence and Power. Such Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, consents, authorizations and approvals required to carry on its business as now conducted.

Section 4.02. Corporate and Governmental Authorization; No Contravention. The execution, delivery and performance by such Borrower of this Agreement and its Notes are within such Borrower’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except in the case of ConEd and O&R (i) the approval of the PSC for borrowings with a maturity of more than one year, which at the date of this Amended Agreement has been obtained for borrowings prior to December 31, 2009 under one or more revolving credit agreements in amounts at any time outstanding of up to $1.5 billion for ConEd and $325 million, less other long-term debt issued after 2005, for O&R; (ii) the authorization by the FERC of short-term borrowings, which at the date of this Amended Agreement has been obtained for borrowings prior to December 31, 2007 in amounts at any time outstanding of up to $1.5 billion for ConEd and $200 million for O&R and (iii) the filing of such reports with the PSC and the FERC as may be required under law) and do not contravene, or constitute a default under, any provision of applicable law or regulation or of such Borrower’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Borrower or any Subsidiary of such Borrower or result in the creation or imposition of any Lien on any asset of such Borrower or any Subsidiary of such Borrower.

Section 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of such Borrower and each Note of such Borrower, if and when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of such Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.04. Financial Information. (a) The consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of December 31, 2005 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the Fiscal Year then ended, reported on by PricewaterhouseCoopers LLP and set forth in such Borrower’s 2005 Annual Report, fairly present, in conformity with GAAP, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such Fiscal Year.

(b) The unaudited consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of March 31, 2006 and the related consolidated statements of income, cash flows, capitalization and retained earnings for the quarter then ended set forth for ConEd and Holdings in their combined Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, and for O&R on its website (www.oru.com), fairly present, in conformity with GAAP, the consolidated financial position of such Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period.

(c) Since December 31, 2005 there has been no material adverse change in the business, financial position or results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05. Litigation. Except as disclosed in Holding’s or in such Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act from time to time, there is no action, suit or proceeding pending against, or to such Borrower’s knowledge threatened against or affecting, such Borrower or any Subsidiary of such Borrower before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of such Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

Section 4.06. Compliance with ERISA. Each member of the ERISA Group of such Borrower has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group of such Borrower has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan, or made any amendment to any Plan, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07. Environmental Matters. In the ordinary course of its business, such Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of such Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, such Borrower has reasonably concluded that, except as disclosed in Holding’s or in such Borrower’s periodic reports filed with the SEC pursuant to the Exchange Act from time to time, such associated liabilities and costs, including the costs of complying with Environmental Laws, are unlikely to have a Material Adverse Effect with respect to such Borrower.

Section 4.08. Taxes. Such Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by such Borrower or any Subsidiary of such Borrower, except to the extent that any such assessment is being contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of such Borrower and its Subsidiaries in respect of material taxes or other governmental charges are, in such Borrower’s opinion, adequate.

Section 4.09. Subsidiaries. Each of such Borrower’s Material Subsidiaries (if any) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.10. Investment Company Status. Such Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11. Full Disclosure. Neither such Borrower’s Form 10-K for the year ended December 31, 2005, as of the date of filing of such Form 10-K, nor any registration statement (other than a registration statement on Form S-8 (or its equivalent)) or report on Form 10-K, 10-Q and 8-K (or their equivalents) which such Borrower shall have subsequently filed with the SEC, as at the time of filing of such registration statement or report, as applicable, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make any statements contained therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE 5

COVENANTS

Each Borrower agrees that, so long as any Bank has any Credit Exposure hereunder or any interest or fees accrued hereunder remain unpaid:

Section 5.01. Information. Such Borrower will deliver to each of the Banks:

(a) as soon as available and in any event within 95 days after the end of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, cash flows, capitalization and retained earnings for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on in a manner acceptable to the SEC by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of such Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter, the related consolidated statements of income and cash flows for such Fiscal Quarter and the related consolidated statements of income and cash flows for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in the case of each such statement of income and cash flows in comparative form the figures for the corresponding period in the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency with GAAP by such Borrower’s chief financial officer, chief accounting officer or controller, or treasurer;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses 5.01(a) and 5.01(b) above, a certificate of such Borrower’s chief financial officer or chief accounting officer (i) setting forth in reasonable detail the calculations required to establish whether such Borrower was in compliance with the requirements of Section 5.10 and (ii) stating whether any Default with respect to such Borrower exists on the date of such certificate and, if any Default with respect to such Borrower then exists, setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(d) within five Domestic Business Days after any officer of such Borrower obtains knowledge of any Default with respect to such Borrower, if such Default with respect to such Borrower is then continuing, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth the details thereof and the action which such Borrower is taking or proposes to take with respect thereto;

(e) promptly after the mailing thereof to such Borrower’s or Holdings’ shareholders generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly after the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) filed by such Borrower with the SEC;

(g) if and when any member of the ERISA Group of such Borrower (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of such Borrower’s chief financial officer or chief accounting officer setting forth details as to such occurrence and the action, if any, which such Borrower or applicable member of the ERISA Group of such Borrower is required or proposes to take; and

(h) from time to time such additional information regarding the financial position or business of such Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.02. Payment of Obligations. Such Borrower will pay and discharge, and will cause each Subsidiary of such Borrower to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same are contested in good faith by appropriate proceedings and except where the failure to pay and discharge the same could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.03. Maintenance of Property; Insurance. (a) Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, all material property necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Such Borrower will, and will cause each Material Subsidiary of such Borrower to, maintain (either in such Borrower’s name or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts (with no greater risk retention) and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute engaged in the same or a similar business. Such Borrower will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

Section 5.04. Conduct of Business and Maintenance of Existence. Except as otherwise permitted in accordance with Section 5.07, such Borrower and its Material Subsidiaries will continue to engage in business of the same general type as now conducted by such Borrower and its Material Subsidiaries, and will preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit:

(a) the merger of a Subsidiary of such Borrower into such Borrower (other than the merger of ConEd or O&R into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing;

(b) the merger or consolidation of a Subsidiary of such Borrower with or into a Person other than such Borrower (other than the merger or consolidation of ConEd or O&R with or into Holdings) if, after giving effect thereto, no Default with respect to such Borrower shall have occurred and be continuing; or

(c) the termination of the corporate existence of a Subsidiary of such Borrower (other than the termination of the corporate existence of ConEd or O&R) if such Borrower in good faith determines that such termination is in the best interest of such Borrower and is not materially disadvantageous to the Banks.

Section 5.05. Compliance with Laws. Such Borrower will comply, and will cause each Subsidiary of such Borrower to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or except where the failure to comply could not reasonably be expected to have a Material Adverse Effect with respect to such Borrower.

Section 5.06. Inspection of Property, Books and Records. Such Borrower will keep, and will cause each Material Subsidiary of such Borrower to keep, proper books of record and account in which full and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary of such Borrower to permit, at reasonable times and upon five Domestic Business Days’ notice, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants.

Section 5.07. Consolidations, Mergers and Transfers of Assets. (a) Such Borrower will not consolidate or merge with or into any other Person; provided that such Borrower may merge with another Person if:

(i) either (A) such Borrower is the corporation surviving such merger or (B) the Person (if other than such Borrower) surviving such merger or formed by such consolidation (any such Person, the “Successor”), shall be organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume, in a writing executed and delivered to the Administrative Agent for delivery to each of the Banks, in form reasonably satisfactory to the Administrative Agent, the due and punctual payment of the principal of and interest on its Loans and the performance of the other obligations under this Agreement and its Notes on the part of such Borrower to be performed or observed, as fully as if such Successor were originally named as such Borrower in this Agreement; and

(ii) after giving effect to such merger, no Default with respect to such Borrower shall have occurred and be continuing.

(b) Such Borrower will not sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its assets, to any other Person.

Section 5.08. Use of Proceeds. The proceeds of the Loans or the Letters of Credit will be used by such Borrower in connection with the issuance by such Borrower of commercial paper, for non-hostile acquisitions and/or for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.09. Negative Pledge. Neither such Borrower nor any Subsidiary of such Borrower will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $150,000,000;

(b) Liens arising pursuant to securitization of accounts receivable in respect of recovery by ConEd or O&R of Electric and/or Steam Stranded Cost and Liens in connection with up to $46,300,000 aggregate principal amount of 5.22% Transition Bonds, Series 2004-1 of Rockland Electric Transition Funding LLC;

(c) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(d) any Lien on any asset securing obligations incurred or assumed for the purpose of financing all or any part of the cost of acquiring ownership or use of such asset or a related asset, provided that such Lien attaches to such asset concurrently with or within 90 days after such acquisition;

(e) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(f) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(h) Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations and (ii) do not secure any single obligation (or class of obligations having a common cause) in an amount exceeding $25,000,000;

(i) Liens on cash and cash equivalents securing Derivatives Obligations;

(j) Liens in the ordinary course of business for the purpose of securing or collateralizing energy purchases or sales as may be required from time to time by an independent system operator or similar system-governing body in any jurisdiction; and

(k) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt of such Borrower and its Subsidiaries in an aggregate principal or face amount not at any time exceeding 5% of Consolidated Total Capital of such Borrower.

Section 5.10. Debt to Total Capital. The ratio of Consolidated Debt of such Borrower to Consolidated Total Capital of such Borrower shall not at any time exceed 0.65 to 1; provided that for the purposes of the calculation of this ratio, any non-cash effects resulting from adoption of the proposed “Statement of Financial Accounting Standards dated March 31, 2006: Employers’ Accounting for Defined Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)” will be excluded.

Section 5.11. Transactions with Affiliates. Such Borrower will not, and will not permit any Subsidiary of such Borrower to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate of such Borrower except (i) on an arms-length basis on terms at least as favorable to such Borrower or such Subsidiary of such Borrower as could have been obtained from a third party that was not an Affiliate of such Borrower or (ii) as otherwise permitted by the PSC and FERC; provided that the foregoing provisions of this Section shall not prohibit (x) any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class and (y) ConEd and O&R from purchasing their own common stock or the common stock of Holdings, so long as in each case, after giving effect thereto, no Default shall have occurred and be continuing.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing with respect to a Borrower:

(a) such Borrower shall (i) fail to pay when due any principal of any Loan or any draw under any Letter of Credit (whether at stated maturity or at optional prepayment); or (ii) default in the payment of any interest on any Loan or any draw under any Letter of Credit, any fee or any other amount payable by it hereunder when due and such default shall have continued unremedied for five days;

(b) such Borrower shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06;

(c) such Borrower shall fail to observe or perform any covenant or agreement (other than those covered by clause 6.01(a) or

6.01(b) above) contained in this Agreement or any amendment hereof for 7 days after the Administrative Agent gives notice thereof to such Borrower at the request of any Bank;

(d) any representation, warranty, certification or statement made by such Borrower in this Agreement or any amendment hereof or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) such Borrower or any Material Subsidiary of such Borrower shall fail to make one or more payments in respect of Material Financial Obligations of such Borrower when due or within any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt of such Borrower or enables the holder of such Debt of such Borrower or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) such Borrower or any Material Subsidiary of such Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against such Borrower or any Material Subsidiary of such Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against such Borrower or any Material Subsidiary of such Borrower under the federal bankruptcy laws as now or hereafter in effect;

(i) any member of the ERISA Group of such Borrower shall fail to pay when due an amount or amounts aggregating in excess of

$150,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group of such Borrower, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $150,000,000; or

(j) judgments or orders (other than judgments or orders in respect of Non-recourse Debt) for the payment of money exceeding $150,000,000 in aggregate amount shall be rendered against such Borrower or any Subsidiary of such Borrower and such judgments or orders shall continue unsatisfied and unstayed for a period of 10 days;

then, and in every such event, the Administrative Agent shall (i) if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to such Borrower terminate the Commitments as to such Borrower and they shall thereupon terminate, and such Borrower shall no longer be entitled to borrow hereunder, and the Maximum Availability of such Borrower shall be $0, and (ii) if requested by Banks holding more than 50% in aggregate unpaid principal amount of the Loans of such Borrower, by notice to such Borrower declare such Loans (together with accrued interest thereon) to be, and such Loans (together with accrued interest thereon) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; provided that, if any Event of Default specified in clause 6.01(g) or 6.01(h) occurs with respect to such Borrower, then without any notice to such Borrower or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate with respect to such Borrower and the Loans to such Borrower (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower. Termination of the Commitments or acceleration of Loans (by declaration or otherwise) as to a particular Borrower (or any related termination of such Borrower’s Maximum Availability) under this Section 6.01 shall not terminate the Commitments or the Maximum Availability or accelerate the Loans as to any other Borrower.

Section 6.02. Notice of Default. The Administrative Agent shall give notice to a Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03. Cash Cover. Each Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default with respect to a Borrower, such Borrower shall, if requested by the Administrative Agent upon the instruction of the Banks having more than 50% of the Letter of Credit Liabilities for the account of such Borrower, pay to the Administrative Agent an amount in immediately available funds (which funds shall be held as collateral pursuant to arrangements satisfactory to the Administrative Agent) equal to the aggregate amount available for drawing under all such Letters of Credit outstanding at such time (the “Cash Cover Amount”), provided that, upon the occurrence of any Event of Default specified in Section 6.01(g) or 6.01(h) with respect to such Borrower, such Borrower shall pay such amount forthwith without any notice or demand or any other act by the Administrative Agent or the Banks. The Administrative Agent shall have exclusive dominion and control, including exclusive right of withdrawal, over the account in which the Cash Cover Amount is deposited. If any Borrower is required to provide a Cash Cover Amount, such Cash Cover Amount (to the extent not applied pursuant to the arrangements with the Administrative Agent) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

Section 7.03. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Administrative Agent. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, its affiliates and their respective directors, officers, agents and employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing or issuance of a Letter of Credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.06. Indemnification. The Banks shall, ratably in proportion to their Credit Exposures, indemnify the Administrative Agent and each Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any Letter of Credit or any action taken or omitted by such indemnitees hereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrowers. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent resigns as Administrative Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.09. Administrative Agent’s Fee. Each Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon by such Borrower and the Administrative Agent.

Section 7.10. Other Agents. None of the Co-Documentation Agents nor the Syndication Agent, in their capacities as such, shall have any duties or obligations of any kind under this Agreement.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Basis for Determining Interest Rate Inadequate or Unfair. If on or before the first day of any Interest Period for any Euro-Dollar Loans or Competitive Bid LIBOR Loan:

(a) the Administrative Agent is advised by the Euro-Dollar Reference Banks that deposits in dollars in the applicable amounts are not being offered to the Euro-Dollar Reference Banks in the relevant market for such Interest Period, or

(b) in the case of Euro-Dollar Loans, Banks having at least 50% in aggregate amount of the Commitments advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such affected Borrowing is a Euro-Dollar Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such affected Borrowing is a Competitive Bid LIBOR Borrowing, the Competitive Bid LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02. Illegality. If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans to a Borrower and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and such Borrower, whereupon until such Bank notifies such Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans or continue outstanding Loans as Euro-Dollar Loans, in each case to such Borrower shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding to such Borrower shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro-Dollar Loans of the other Banks.

Section 8.03. Increased Cost and Reduced Return. (a) If on or after (x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in any Letters of Credit or (y) the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.15), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit (including letters of credit and participations therein) extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans or other Letters of Credit, its Notes or its obligation to make Fixed Rate Loans or its obligations hereunder in respect of Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or of issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or such Issuing Bank under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank or Issuing Bank to be material, then, within 15 days after demand by such Bank or Issuing Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank or Issuing Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank or Issuing Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), each Borrower shall pay to such Bank its Appropriate Share of such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c) Each Bank will promptly notify the Borrowers and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) The “Appropriate Share” of a Borrower with respect to any amount payable hereunder is the sum of (i) to the extent such amount is properly allocable to Loans and Letter of Credit outstanding hereunder, the portion of such amount properly allocable to the Loans and Letter of Credit outstanding to such Borrower, and (ii) to the extent such amount is not properly allocable to Loans and Letters of Credit outstanding hereunder, the Appropriate Share shall be the Availability Share of such Borrower.

Section 8.04. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by a Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or, in the case of a Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payment, but not excluding any portion of such tax that exceeds the United States withholding tax which would have been imposed on such a payment to such Bank under the laws and treaties in effect when such Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any Note.

(b) All payments by a Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes; provided that, if a Borrower shall be required by law to deduct any Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Borrower shall promptly furnish to the Administrative Agent, at its address specified in or pursuant to Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c) In addition, each Borrower agrees to pay its Appropriate Share of any Other Taxes.

(d) Each Borrower agrees to indemnify each Bank and the Administrative Agent for its Appropriate Share of the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted (whether or not correctly) by any jurisdiction on amounts payable under this Section) paid by such Bank, including any Issuing Bank, or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank, including any Issuing Bank, or the Administrative Agent (as the case may be) makes demand therefor.

(e) Each Bank organized under the laws of a jurisdiction outside the United States, before it signs and delivers this Agreement in the case of each Bank listed on the signature pages hereof and before it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by a Borrower (but only so long as such Bank remains lawfully able to do so), shall provide each of such Borrower and the Administrative Agent with Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts such Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable by it pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(f) For any period with respect to which a Bank has failed to provide a Borrower or the Administrative Agent with the appropriate form referred to in Section 8.04(e) (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or 8.04(c) with respect to Taxes imposed by the United States; provided that if a Bank, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, such Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(g) If a Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section as a result of a change in law or treaty occurring after such Bank first became a party to this Agreement, then such Bank will, at such Borrower’s request, change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change will eliminate or reduce any such additional payment which may thereafter accrue and is not otherwise disadvantageous to such Bank.

Section 8.05. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans to a Borrower has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation from a Borrower under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans to such Borrower, and in any such case such Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to such Borrower which would otherwise be made by such Bank as (or continued as or converted to) Euro-Dollar Loans shall instead be Base Rate Loans on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks. If such Bank notifies such Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

Section 8.06. Substitution of Bank. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04, the Borrowers shall have the right, with the assistance of the Administrative Agent, to seek a mutually satisfactory substitute bank or banks (which may be one or more of the Banks) to purchase the Loans and assume the Commitment of such Bank.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (a) in the case of a Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrowers. Each such notice, request or other communication shall be effective (i) if given by telex, when transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 8 shall not be effective until received.

Section 9.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note or Letter of Credit shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses; Indemnification. (a) Each Borrower shall pay its Appropriate Share of (i) all out-of-pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder with respect to a Borrower and (ii) if an Event of Default occurs with respect to a Borrower, all out-of-pocket expenses incurred by the Administrative Agent and each Bank (including any Issuing Bank), including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) Each Borrower agrees to indemnify the Administrative Agent and each Bank (including any Issuing Bank), their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any Letter of Credit or any actual or proposed use of proceeds of Loans or Letters of Credit hereunder in each case to the extent of such Borrower’s Appropriate Share; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c) This Section 9.03 shall survive any termination of this Agreement, the termination or assignment of the Commitments and the repayment of all outstanding Loans.

Section 9.04. Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to the Loans and Letter of Credit Liabilities held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans and Letter of Credit Liabilities held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans and Letter of Credit Liabilities held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans and Letter of Credit Liabilities. Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Loan or Letter of Credit Liability, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Borrower in the amount of such participation.

Section 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrowers and the Required Banks (and, if the rights or duties of any Issuing Bank or the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall:

(a) unless signed by each affected Bank, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all the Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or the amount to be reimbursed in respect of any Letter of Credit or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for reimbursement in respect of any Letter of Credit or any fees hereunder or for the termination of any Commitment or (except as expressly provided in Section 2.17) the expiry date of any Letter of Credit or (iv) alter the pro rata treatment of the Banks as provided herein in a manner adverse to any Bank;

(b) unless signed by all Banks, change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement; or

(c) unless signed by a Designated Lender or its Designating Bank, subject such Designated Lender to any additional obligation or affect its rights hereunder (unless the rights of all the Banks hereunder are similarly affected).

It is understood that the operation of Section 2.17 in accordance with its terms is not an amendment subject to this Section 9.05.

Section 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and/or Letter of Credit Liabilities at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans and/or Letter of Credit Liabilities at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans and/or Letter of Credit Liabilities outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent, the Issuing Bank and, so long as no Event of Default with respect to such Borrower has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan and/or Letter of Credit Liability or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Competitive Bid Loans and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an agreement, substantially in the form of Exhibit I hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.03, 8.04 and 9.03). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the State of Delaware or New York a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.05(a) that affects such Participant. Subject to paragraph (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.15 and Article 8 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Bank, provided such Participant agrees to be subject to Section 9.04 as though it were a Bank.

(e) A Participant shall not be entitled to receive any greater payment under Section 8.03 or 8.04 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant organized under the laws of a jurisdiction outside the United States shall not be entitled to the benefits of Section 8.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of such Borrower, to comply with Section 8.04(e) as though it were a Bank.

(f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

Section 9.07. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Bank may at any time designate an Eligible Designee to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement; provided that such designation shall not be effective unless each Borrower and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Bank and its Eligible Designee shall have signed an agreement substantially in the form of Exhibit J hereto (a “Designation Agreement”) and each Borrower and the Administrative Agent shall have signed their respective consents thereto, such Eligible Designee shall become a Designated Lender for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loans or portion thereof were made by the Designating Bank. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Bank and (y) its Designating Bank shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Bank shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Bank shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Bank as administrative agent for such Designated Lender and neither the Borrower nor the Administrative Agent shall be responsible for any Designating Bank’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) each Borrower and the Administrative Agent, (i) assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by each Borrower and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it and (ii) disclose on a confidential basis any non-public information relating to its Loans or portions thereof to any rating agency, commercial paper dealer or provider of any guarantee, surety, credit or liquidity enhancement to such Designated Lender.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Bank for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.08. No Reliance on Margin Stock. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.09. Confidentiality. (a) The Administrative Agent and each Bank agrees to keep any information delivered or made available by the Borrowers pursuant to this Agreement confidential from anyone other than persons employed or retained by such Bank who are engaged in evaluating, approving, structuring or administering the credit facility contemplated hereby; provided that nothing herein shall prevent any Bank from disclosing such information (a) to any other Bank or to the Administrative Agent, (b) to any other Person if reasonably incidental to the administration of the credit facility contemplated hereby, (c) upon the order of any court or administrative agency, (d) upon the request or demand of any regulatory agency or authority, (e) which had been publicly disclosed other than as a result of a disclosure by the Administrative Agent or any Bank prohibited by this Agreement, (f) in connection with any litigation to which the Administrative Agent, any Bank or its subsidiaries or Parent may be a party, (g) to the extent necessary in connection with the exercise of any remedy hereunder, (h) to such Bank’s or Administrative Agent’s legal counsel and independent auditors and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed Participant, Eligible Assignee or Eligible Designee.

(b) Notwithstanding anything herein to the contrary, any party hereto (and any employee, representative or other agent of thereof) may disclose to any and all Persons, without limitation of any kind, the U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no disclosure of any information relating to such tax treatment or tax structure may be made to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 9.10. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.11. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13. USA PATRIOT Act Notice. Each Bank that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Borrower that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:	/s/ Joseph P. Oates
Name:	Joseph P. Oates
Title:	Vice President and Treasurer
Address:	4 Irving Place New York, New York 10003
Facsimile:	(212) 228-6720

CONSOLIDATED EDISON, INC.

By:	/s/ Joseh P. Oates
Name:	Joseph P. Oates
Title:	Vice President and Treasurer
Address:	4 Irving Place New York, New York 10003
Facsimile:	(212) 228-6720

ORANGE AND ROCKLAND UTILITIES, INC.

By:	/s/ John E. Perkins
Name:	John E. Perkins
Title:	Treasurer
Address:	4 Irving Place New York, New York 10003
Facsimile:	(212) 228-6720

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Thomas Casey
Name:	Thomas Casey
Title:	Vice President
Address:	270 Park Ave. - 4th Floor New York, NY 10017
Facsimile:	(212) 270-3089

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas L. Casey
Name:	Thomas L. Casey
Title:	Vice President

CITIBANK, N.A.

By:	/s/ Oscar Cragwell
Name:	Oscar Cragwell
Title:	Vice President

WACHOVIA BANK, N.A.

By:	/s/ Shawn Young
Name:	Shawn Young
Title:	Vice President

THE BANK OF NEW YORK

By:	/s/ John Watt
Name:	John Watt
Title:	Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Sherrie I. Manson
Name:	Sherrie I. Manson
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Richard Ward
Name:	Richard Ward
Title:	First Vice President

LEHMAN BROTHERS BANK, FSB

By:	/s/ Gary T. Taylor
Name:	Gary T. Taylor
Title:	Senior Vice President

MORGAN STANLEY BANK

By:	/s/ Daniel Twenge
Name:	Daniel Twenge
Title:	Vice President

MERRILL LYNCH BANK USA

By:	/s/ Louis Adler
Name:	Louis Adler
Title:	Director

BANK OF TOKYO-MITSUBISHI UFJ, LTD. NEW YORK BRANCH

By:	/s/ James A. Profesta
Name:	James A. Profesta
Title:	Authorized Signatory

BARCLAYS BANK PLC

By:	/s/ Nicholas Bell
Name:	Nicholas Bell
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ Richard L. Tavrow
Name:	Richard L. Tavrow
Title:	Director

By:	/s/ Inja R. Otsa
Name:	Inja R. Otsa
Title:	Associate Director

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Emily Freedman
Name:	Emily Freedman
Title:	Vice President

MELLON BANK, N.A.

By:	/s/ Thomas J. Tarasovich, Jr.
Name:	Thomas J. Tarasovich, Jr.
Title:	Assistant Vice President

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

KBC BANK N.V.

By:	/s/ Jean-Pierre Diels
Name:	Jean-Pierre Diels
Title:	First Vice President

By:	/s/ Eric Raskin
Name:	Eric Raskin
Title:	Vice President

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Mary H. Carey
Name:	M. H. Carey
Title:	Vice President

COMMERCE BANK

By:	/s/ Daniel Csillag
Name:	Daniel Csillag
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Megan Donnelly
Name:	Megan Donnelly
Title:	Vice President

COMMITMENT SCHEDULE

Bank	Title	Commitment
JPMorgan Chase Bank, N.A.	Administrative Agent	$220,000,000
Citibank, N.A.	Syndication Agent	$220,000,000
The Bank of New York	Co-Documentation Agent	$160,000,000
Wachovia Bank, N.A.	Co-Documentation Agent	$160,000,000
KeyBank National Association	Co-Documentation Agent	$160,000,000
HSBC Bank USA, National Association	Participant	$125,000,000
Lehman Brothers Bank, FSB	Participant	$125,000,000
Morgan Stanley Bank	Participant	$125,000,000
Merrill Lynch Bank USA	Participant	$125,000,000
Bank of Tokyo-Mitsubishi UFJ, Ltd. New York Branch	Participant	$125,000,000
Barclays Bank PLC	Participant	$125,000,000
UBS Loan Finance LLC	Participant	$125,000,000
The Royal Bank of Scotland PLC	Participant	$125,000,000
Mellon Bank, N.A.	Participant	$75,000,000
Mizuho Corporate Bank, Ltd.	Participant	$75,000,000
KBC Bank N.V.	Participant	$45,000,000
State Street Bank and Trust Company	Participant	$45,000,000
Commerce Bank	Participant	$45,000,000
Wells Fargo Bank, National Association	Participant	$45,000,000
Total		$2,250,000,000

CONSOLIDATED EDISON, INC.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

ORANGE AND ROCKLAND UTILITIES, INC.

PRICING SCHEDULE

Each of “Facility Fee Rate” and “Euro-Dollar Margin” for any Borrower means, for any day, the rate per annum set forth below in the row opposite such term and in the column corresponding to the Pricing Level for such Borrower and Usage that apply on such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Facility Fee Rate	0.040%	0.050%	0.060%	0.070%	0.090%	0.100%
Euro-Dollar Margin
Usage <50%	0.110%	0.150%	0.190%	0.230%	0.260%	0.350%
Usage > 50%	0.160%	0.200%	0.240%	0.280%	0.310%	0.400%

For purposes of this Schedule, the following terms have the following meanings, subject to the concluding paragraph of this Schedule:

“Level I Pricing” applies on any day on which the Borrower’s long-term debt is rated AA- or higher by S&P or Aa3 or higher by Moody’s.

“Level II Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A+ or higher by S&P or A1 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A or higher by S&P or A2 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

“Level V Pricing” applies on any day on which (i) the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

“Level VI Pricing” applies on any day if no other Pricing Level applies on such day.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI Pricing applies on any day.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

The “Usage” applicable to any date is the percentage equivalent of a fraction (i) the numerator of which is the Total Outstanding Amount at such date (after giving effect to any borrowing or payment on such date) and (ii) the denominator of which is the aggregate amount of the Commitments at such date (after giving effect to any reduction on such date). If for any reason any Loans (or Letter of Credit Liabilities) remain outstanding following the termination of the Commitments, Usage will be deemed to be 100%.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the relevant Borrower without third-party credit enhancement, and any rating assigned to any other debt security of such Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g., A+/A2 results in Level II Pricing); provided that if the split is more than one full rating category, the intermediate (or higher of the two intermediate ratings) will be used (e.g. A+/A3 results in Level III Pricing and AA-/A3 results in Level II Pricing).

EXHIBIT A

NOTE

New York, New York , 20

For value received, [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.], a New York corporation (the “Borrower”), promises to pay to the order of                                          (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., 270 Park Avenue, New York, New York.

All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make (or any error in making) any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of June 22, 2006 among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc., Orange and Rockland Utilities, Inc. the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

EXHIBIT B

FORM OF COMPETITIVE BID QUOTE REQUEST

[Date]

To:	JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:	[Consolidated Edison Company of New York, Inc.] [Consolidated Edison, Inc.] [Orange and Rockland Utilities, Inc.] (the “Borrower”)

Re:	Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 22, 2006 among the Borrower, the Banks party thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Competitive Bid Quotes for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount[1]	Interest Period[2]
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

[1]	Amount must be $5,000,000 or a larger multiple of $1,000,000.
[2]	Not less than one month (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B-1

Terms used herein have the meanings assigned to them in the Credit Agreement.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

B-2

EXHIBIT C

FORM OF INVITATION FOR COMPETITIVE BID QUOTES

To:	[Name of Bank]

Re:	Invitation for Competitive Bid Quotes to [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.] (the “Borrower”)

Pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of June 22, 2006 among the Borrower, the Banks party thereto and the undersigned, as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Competitive Bid Quotes to the Borrower for the following proposed Competitive Bid Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period
$

Such Competitive Bid Quotes should offer a Competitive Bid [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Authorized Officer

C-1

EXHIBIT D

FORM OF COMPETITIVE BID QUOTE

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Re:	Competitive Bid Quote to [CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.] [CONSOLIDATED EDISON, INC.] [ORANGE AND ROCKLAND UTILITIES, INC.] (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                     ,         , we hereby make the following Competitive Bid Quote on the following terms:

1.	Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Date of Borrowing: [1]

4.	We hereby offer to make Competitive Bid Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount[2]	Interest Period[3]	Competitive Bid [Margin][4]	[Absolute Rate][5]
$
$

[provided, that the aggregate principal amount of Competitive Bid Loans for which the above offers may be accepted shall not exceed $                .]2

[1]	As specified in the related Invitation.
[2]	Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Each bid must be made for $5,000,000 or a larger multiple of $1,000,000.
[3]	Not less than one month or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.
[4]	Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.
[5]	Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

D-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Credit Agreement dated as of June 22, 2006 among the Borrower, the Banks party thereto and yourselves, as Administrative Agent, irrevocably obligate(s) us to make the Competitive Bid Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

D-2

EXHIBIT E

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

[Effective Date]

To the Banks and the Administrative Agent

    Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

    270 Park Avenue

    New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc., a New York corporation (the “Company”) and as such am familiar with the legal affairs of the Company. I and other members of the Company’s Law Department have represented the Company in connection with the Amended and Restated Credit Agreement dated as of June 22, 2006 (the “Credit Agreement”) among the Company, Consolidated Edison, Inc., Orange and Rockland Utilities, Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31, 2009 under one or more revolving credit agreements in amounts at any time outstanding of up to $1.5 billion; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to December 31, 2007 in amounts at any time outstanding of up to $1.5 billion; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or result in the creation or imposition of any Lien on any asset of the Company.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT F

OPINION OF COUNSEL FOR

CONSOLIDATED EDISON, INC.

[Effective Date]

To the Banks and the Administrative Agent

    Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

    270 Park Avenue

    New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc. (“ConEd”), the principal subsidiary of Consolidated Edison, Inc., a New York corporation (the “Company”), and as such am familiar with the legal affairs of the Company. I and other members of ConEd’s Law Department have represented the Company in connection with the Amended and Restated Credit Agreement dated as of June 22, 2006 (the “Credit Agreement”) among the Company, Consolidated Edison Company of New York, Inc., Orange and Rockland Utilities, Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the Company’s periodic reports under the Exchange Act, to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5. Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT G

OPINION OF COUNSEL FOR

ORANGE AND ROCKLAND UTILITIES, INC.

[Effective Date]

To the Banks and the Administrative Agent

    Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

    270 Park Avenue

    New York, New York 10017

Dear Sirs:

I am the Vice President – Legal Services of Consolidated Edison Company of New York, Inc. (“ConEd”), the principal subsidiary of Consolidated Edison, Inc. and as such am familiar with the legal affairs of Orange and Rockland Utilities, Inc., a New York corporation (the “Company”). I and other members of ConEd’s Law Department have represented the Company in connection with the Amended and Restated Credit Agreement dated as of June 22, 2006 (the “Credit Agreement”) among the Company, Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein without definition are used as defined in the Credit Agreement. This opinion is being rendered to you at the request of our clients pursuant to Section 3.01(b) of the Credit Agreement.

In connection with this opinion letter, I have examined an execution copy of the Credit Agreement and originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records and certificates of public officials and have discussed the foregoing documents and such other matters with such personnel of the Law Department and such officials of the Company, as I considered necessary or appropriate to enable me to express the opinions stated in this letter. In such examination, I have assumed the genuineness of all documents submitted to me as originals, and the conformity to the originals of all documents submitted to me as copies.

Based on the foregoing and subject to the other qualifications, assumptions and limitations stated herein, it is my opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of New York and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2. The execution, delivery and performance by the Company of the Credit Agreement and the Notes are within the Company’s corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any governmental body, agency or official (except (i) the approval of the PSC for borrowings with a maturity of more than one year, which has been obtained for borrowings prior to December 31, 2009 under one or more revolving credit agreements in amounts at any time outstanding of up to $325 million, less other long-term debt issued after 2005; (ii) the authorization by the FERC of short-term borrowings, which has been obtained for borrowings prior to December 31, 2007 in amounts at any time outstanding of up to $200 million; and (iii) the filing of such reports with the PSC and the FERC as may be required under law), and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Company’s certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Material Subsidiary or result in the creation or imposition of any Lien on any asset of the Company or any Material Subsidiary.

3. The Credit Agreement constitutes a valid and binding agreement of the Company and each Note issued thereunder today constitutes a valid and binding obligation of the Company, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

4. Except as otherwise disclosed in the notes to the Company’s financial statements (available on the Company’s website (www.oru.com)), to the best of my knowledge, there is no action, suit or proceeding pending or threatened against or affecting the Company or any Material Subsidiary before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5. Each of the Company’s Material Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

This letter is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. The opinion expressed in this letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

The opinions expressed in this letter are based on laws and regulations as in effect on the date hereof and facts as I understand them as of the date hereof. I am not assuming any obligation, and do not undertake to revise, update or supplement this opinion letter after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the date hereof.

I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States of America.

The opinions expressed in this letter are rendered in connection with the transactions contemplated by the Credit Agreement solely for your benefit and are not to be relied upon, quoted, circulated, used or otherwise referred to for any other purpose, nor may it be relied upon by any other person, without my prior written consent.

Very truly yours,

EXHIBIT H

OPINION OF DAVIS POLK & WARDWELL,

SPECIAL COUNSEL FOR THE AGENT

[Effective Date]

To the Banks and the Administrative Agent

    Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

    270 Park Avenue

    New York, New York 10017

Dear Sirs:

We have participated in the preparation of the Amended and Restated Credit Agreement dated as of June 22, 2006 (the “Credit Agreement”) among Consolidated Edison Company of New York, Inc., a New York corporation (“ConEd”), Consolidated Edison, Inc., a New York corporation (“Holdings”) and Orange and Rockland Utilities, Inc., a New York corporation (“O&R” and, together with ConEd and Holdings, the “Borrowers” and each a “Borrower”), the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. The execution, delivery and performance by each Borrower of the Credit Agreement and the Notes are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate action.

2. The Credit Agreement constitutes a valid and binding agreement of each Borrower and each Note issued thereunder today constitutes a valid and binding obligation of the Borrower issuing such Note, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity.

H-1

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other Person without our prior written consent.

Very truly yours,

H-2

EXHIBIT I

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of                     , 20     among [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Amended and Restated Credit Agreement dated as of June 22, 2006 among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., A NEW YORK CORPORATION (“CONED”), CONSOLIDATED EDISON, INC., A NEW YORK CORPORATION (“HOLDINGS”) AND ORANGE AND ROCKLAND UTILITIES, INC., A NEW YORK CORPORATION (“O&R” AND, TOGETHER WITH CONED AND HOLDINGS, THE “BORROWERS”), the Assignor and the other Banks party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”) (as amended from time to time, the “Credit Agreement”);

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrowers in an aggregate principal amount at any time outstanding not to exceed $                    ;

WHEREAS, [Committed] Loans made to the Borrowers by the Assignor under the Credit Agreement in the aggregate principal amount of $                     are outstanding at the date hereof;

WHEREAS, the Assignor has Letter of Credit Liabilities in an aggregate amount of $                     under the Credit Agreement at the date hereof; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $                     (the “Assigned Amount”), together with a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor under the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor and the Assignee and the execution of the consent attached hereto by the Borrowers and the Administrative Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount and acquire the rights of the Assignor with respect to a corresponding portion of each of its outstanding [Committed] Loans and Letter of Credit Liabilities and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by the Assigned Amount, and the Assignor shall be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.1 Facility fees [and commitment fees] accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof with respect to the Assigned Amount are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

SECTION 4. Consent of the Borrowers and the Administrative Agent. This Agreement is conditioned upon the consent of the Issuing Bank [, the Borrower] and the Administrative Agent pursuant to Section 9.06(b) of the Credit Agreement.

SECTION 5. No Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition or statements of the Borrowers, or the validity and enforceability of the Borrowers’ obligations under the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrowers.

[1]	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

[CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.]

By:
Name:
Title:

[CONSOLIDATED EDISON, INC.]

By:
Name:
Title:

[ORANGE AND ROCKLAND UTILITIES, INC.]

By:
Name:
Title:

[BANK NAME], as Issuing Bank

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT J

DESIGNATION AGREEMENT

dated as of                          ,

Reference is made to the Amended and Restated Credit Agreement dated as of June 22, 2006 (as amended from time to time, the “Credit Agreement”) among CONSOLIDATED EDISON COMPANY OF NEW YORK, INC., A NEW YORK CORPORATION (“CONED”), CONSOLIDATED EDISON, INC., A NEW YORK CORPORATION (“HOLDINGS”) AND ORANGE AND ROCKLAND UTILITIES, INC., A NEW YORK CORPORATION (“O&R” AND, TOGETHER WITH CONED AND HOLDINGS, THE “BORROWERS”), the BANKS party thereto, CITIBANK, N.A., as Syndication Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Terms defined in the Credit Agreement are used herein with the same meaning.

                                          (the “Designator”) and                                          (the “Designee”) agree as follows:

(a) The Designator designates the Designee as its Designated Lender under the Credit Agreement and the Designee accepts such designation.

(b) The Designator makes no representations or warranties and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

(c) The Designee (i) confirms that it is an Eligible Designee; (ii) appoints and authorizes the Designator as its administrative agent and attorney-in-fact and grants the Designator an irrevocable power of attorney to receive payments made for the benefit of the Designee under the Credit Agreement and to deliver and receive all communications and notices under the Credit Agreement, if any, that the Designee is obligated to deliver or has the right to receive thereunder; (iii) acknowledges that the Designator retains the sole right and responsibility to vote under the Credit Agreement, including, without limitation, the right to approve any amendment or waiver of any provision of the Credit Agreement; and (iv) agrees that the Designee shall be bound by all such votes, approvals, amendments and waivers and all other agreements of the Designator pursuant to or in connection with the Credit Agreement, all subject to Section 9.05(c) of the Credit Agreement.

(d) The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Article 4 or delivered pursuant to Article 5 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement and (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Designator or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action it may be permitted to take under the Credit Agreement. The Designee acknowledges that it is subject to and bound by the confidentiality provisions of the Credit Agreement (except as provided in Section 9.07(a) thereof).

(e) Following the execution of this Designation Agreement by the Designator and the Designee and the consent hereto by the Borrowers, it will be delivered to the Administrative Agent for its consent. This Designation Agreement shall become effective when the Administrative Agent consents hereto or on any later date specified on the signature page hereof.

(f) Upon the effectiveness hereof, the Designee shall have the right to make Loans or portions thereof as a Bank pursuant to Section 2.01 or 2.03 of the Credit Agreement and the rights of a Bank related thereto. The making of any such Loans or portions thereof by the Designee shall satisfy the obligations of the Designator under the Credit Agreement to the same extent, and as if, such Loans or portions thereof were made by the Designator.

(g) This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Designation Agreement to be executed by their respective officers hereunto duly authorized, as of the date first above written.

Effective Date:                          ,

[NAME OF DESIGNATOR]

By:
Name:
Title:

[NAME OF DESIGNEE]

By:
Name:
Title:

The undersigned consent to the foregoing assignment.

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:
Name:
Title:

CONSOLIDATED EDISON, INC.

By:
Name:
Title:

ORANGE AND ROCKLAND UTILITIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT K

FORM OF EXTENSION AGREEMENT

JPMorgan Chase Bank, N.A.

    as Administrative Agent

    under the Credit Agreement

    referred to below

Ladies and Gentlemen:

The undersigned hereby agrees to extend, effective [Extension Date], the Termination Date under the Amended and Restated Credit Agreement dated as of June 22, 2006 (as further amended from time to time, the “Credit Agreement”) among Consolidated Edison Company of New York, Inc., Consolidated Edison, Inc. Orange and Rockland Utilities, Inc., the Banks party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, for one year to [date to which the Termination Date is extended]. Terms defined in the Credit Agreement are used herein with the same meaning.

This Extension Agreement shall be construed in accordance with and governed by the law of the State of New York.

[LENDERS]

By:
Name:
Title:

K-1

Agreed and accepted:

CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

By:
Name:
Title:

CONSOLIDATED EDISON, INC.

By:
Name:
Title:

ORANGE AND ROCKLAND UTILITIES, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

K-2